EXHIBIT 99

For Immediate Release	Contact:

February 13, 2003	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO REPORTS FOURTH QUARTER AND FULL-YEAR 2002 RESULTS

Highlights

  Revenue was up in the fourth quarter;

  Earnings per share for the year, excluding certain non-recurring items, of $0.62 vs. prior year of $0.42;

  GAAP net loss per share, including accounting change, for the year of $0.98 vs. net earnings of $0.35 for the prior year;

  Inventories and Receivables were down and Cash increased to $495.4 million;

  Total debt, net of cash, decreased $384.1 million;

  Trivial Pursuit 20th Anniversary was the top selling Game in the industry.

Pawtucket, RI (February 13, 2003) -- Hasbro, Inc. (NYSE: HAS) today reported 2002 full year and fourth quarter financial results. For the year, excluding certain non-recurring items detailed below, the Company had net earnings of $106.8 million or $0.62 per diluted share, compared to earnings excluding certain non-recurring items announced last year of $72.1 million or $0.42 per diluted share. The Company reported a GAAP (Generally Accepted Accounting Principles) net loss of $170.7 million or $0.98 per diluted share, including cumulative effect of an accounting change of $1.42 per diluted share, compared to net earnings last year of $59.7 million or $0.35 per diluted share. Eliminating the impact of amortization of goodwill and intangible assets with indefinite lives from 2001 would have resulted in GAAP net earnings for 2001 of $104.7 million or $0.61 per diluted share.

"We are very pleased with our accomplishments in 2002. Excluding certain non-recurring items, we delivered strong earnings and exceeded consensus estimates for both the fourth quarter and the full year in a very challenging economic and retail environment," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

"Our strategy of driving core brands is working as a number of brands --including G.I. JOE, TRANSFORMERS, PLAY-DOH, LITE BRITE and MAGIC THE GATHERING trading card games were all up significantly for the fourth quarter," Hassenfeld continued.

For the fourth quarter, excluding non-recurring items detailed below, the Company had net earnings of $72.9 million or $0.42 per diluted share, compared to $63.8 million or $0.37 per diluted share last year before non-recurring items. The Company reported GAAP net earnings of $62.2 million or $0.36 per diluted share, compared to net earnings of $52.5 million or $0.30 per diluted share. Adjusting 2001 GAAP net earnings for the impact of amortization noted above would result in 2001 net earnings for the quarter of $68.7 million or $0.39 per diluted share.

In the fourth quarter, non-recurring items included a before and after-tax charge of 4.8 million pounds sterling or approximately U.S. $7.6 million or $0.04 per diluted share, announced yesterday by the Company with respect to decisions by the Office of Fair Trading in its investigation of pricing practices of the Company's U.K. subsidiary. Also in the fourth quarter, there is a non-cash, after-tax charge of $3.2 million or $0.02 per diluted share related to a further decline in the value of the Company's investment in Infogrames Entertainment SA. The 2001 fourth quarter non-recurring items included an after-tax loss of $11.3 million, or $0.06 per diluted share related to the deteriorating business environment in Argentina.

For the full-year 2002 results, non-recurring items included a $245.7 million or $1.42 per diluted share, net of tax, non-cash charge as a cumulative effect of a change in accounting principle related to the adoption of FAS 142 "Goodwill and Other Intangibles." In addition to the OFT charge discussed above, non-recurring items also included a total non-cash, after-tax charge of $31.7 million or $0.18 per diluted share related to the decline in the value of the Company's investment in Infogrames Entertainment SA and $7.6 million or $0.04 per diluted share after tax income from interest received from a U.S. tax settlement. In addition to the Argentina charge discussed above, non-recurring items in 2001 also included a $1.1 million, net of tax, full year cumulative effect of an accounting change that resulted from the implementation of FASB 133.

Total fourth quarter net revenues were $997.4 million, compared to $988.7 million a year ago. For the year, net revenues worldwide were $2.8 billion, a decrease of 1% compared to the prior year of $2.9 billion.

Revenues in the U.S. Toys segment were $996.5 million for the year and $288.8 million for the quarter, an increase of 7% and 2%, respectively. Full year operating profit increased significantly year over year to $75.7 million, compared with $15.8 million last year. The segment experienced strength in sales of certain core product lines including G.I. JOE, TRANSFORMERS, PLAY-DOH and PLAYSKOOL. The Company also had a number of successful new product introductions, including BEYBLADES and FURREAL FRIENDS, two of the industry's hottest products.

Revenues in the Games segment were $739.8 million for the year and $269 million for the quarter, a decline of 8% and an increase of 6%, respectively. Revenue for the year was impacted by the decline in licensed trading card games and electronic games. However, retail sales of board games in our top five U. S. accounts continued to do well, with double-digit increases for both the year and the quarter. In addition, the adult category was up significantly at retail, led by the success of TRIVIAL PURSUIT 20th ANNIVERSARY EDITION. The Games segment continued to be profitable, with full year operating profit of $124.5 million compared to $156.1 million last year.

International segment revenues were $970.8 million for the year and $392 million for the quarter, a decline of 3% and 2%, respectively. For the full year and quarter, this represents a decline of 6% and 8% in local currency, respectively. Revenue for the year was impacted by the decline in licensed trading card games and electronic toys. However, the segment experienced strength in sales of certain core product lines including TRANSFORMERS, PLAY-DOH, MICRO-MACHINES and MAGIC THE GATHERING trading card games. The segment continued to be profitable, with operating profit of $12.7 million, prior to the OFT charge, compared with operating profit of $28.7 million in the prior year.

"We are pleased with the progress we have made in 2002," said Alfred J. Verrecchia, President and Chief Operating Officer. "We maintained our focus on managing the balance sheet as we reduced inventory levels and increased cash. Inventories decreased by $27.3 million or 13% and total debt, net of cash, decreased $384 million as compared to the fourth quarter last year and was down $684 million compared to two years ago."

"Going forward, we believe over time we can grow revenue between three to five percent per annum and we expect to deliver operating margins of 10% or better this year," Verrecchia concluded.

Full Year Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $403 million, compared to $435 million last year.

The company will webcast its fourth quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen at http://www,hasbro.com (select "Corporate Info" from the home page, then click on "Investor Information", and then click on the webcast icon).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including the retail market, higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product, the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit (loss) excluding, restructuring, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

###

(Tables Attached)
HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	Dec 29, 2002	Dec. 30, 2001
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 495,372	$ 233,095
Accounts Receivable, Net	555,144	572,499
Inventories	190,144	217,479
Other Current Assets	190,964	345,545
	----------------	---------------
Total Current Assets	1,431,624	1,368,618
Property, Plant and Equipment, Net	213,499	235,360
Other Assets	1,497,758	1,765,001
	----------------	---------------
Total Assets	$3,142,881	$3,368,979
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 21,051	$ 34,024
Current Installments of Long-term Debt	201,841	2,304
Payables and Accrued Liabilities	743,958	722,263
	----------------	---------------
Total Current Liabilities	966,850	758,591
Long-term Debt	857,274	1,165,649
Deferred Liabilities	127,391	91,875
	----------------	---------------
Total Liabilities	1,951,515	2,016,115
Total Shareholders' Equity	1,191,366	1,352,864
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,142,881	$3,368,979
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 29, 2002	Dec. 30, 2001	Dec. 29, 2002	Dec. 30, 2001
	-----------	-----------	-----------	-----------
Net Revenues	$ 997,441	$ 988,729	$2,816,230	$2,856,339
Cost of Sales	393,665	427,515	1,099,162	1,223,483
	--------------	---------------	--------------	--------------
Gross Profit	603,776	561,214	1,717,068	1,632,856
Amortization	28,093	33,608	94,576	121,652
Royalties	93,774	78,221	296,152	209,725
Research and Product Development	47,105	33,352	153,775	125,633
Advertising	108,242	101,496	296,549	290,829
Selling, Distribution and Administration	211,644	194,628	656,725	675,482
Restructuring Charge	-	(1,795)	-	(1,795)
	--------------	---------------	--------------	--------------
Operating Profit	114,918	121,704	219,291	211,330
Interest Expense	21,743	26,361	77,499	103,688
Other (Income) Expense, Net	6,522	11,369	37,704	11,443
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes and
Cumulative Effect of Accounting Change	86,653	83,974	104,088	96,199
Income Taxes	24,497	31,489	29,030	35,401
	--------------	---------------	--------------	--------------
Earnings Before Cumulative
Effect of Accounting Change	62,156	52,485	75,058	60,798
Cumulative Effect of Accounting Change, Net of Tax	-	-	(245,732)	(1,066)
	--------------	--------------	--------------	--------------
Net Earnings (Loss)	$ 62,156	$ 52,485	$ (170,674)	$ 59,732
	========	========	========	========

Per Common Share
Earnings Before Cumulative
Effect of Accounting Change
Basic	$0.36	$0.30	$0.43	$0.35
	========	========	========	========
Diluted	$0.36	$0.30	$0.43	$0.35
	========	========	========	========

Net Earnings (Loss)
Basic	$0.36	$0.30	($0.99)	$0.35
	========	========	========	========
Diluted	$0.36	$0.30	($0.98)	$0.35
	========	========	========	========

Cash Dividends Declared	$0.03	$0.03	$0.12	$0.12
	========	========	========	========

Weighted Average Number of Shares
Basic	172,802	172,428	172,720	172,131
	========	========	========	========
Diluted	173,240	174,123	173,488	173,018
	========	========	========	========

Hasbro, Inc.
Earnings Per Share Table

	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 29, 2002	Dec. 30, 2001	Dec. 29, 2002	Dec. 30, 2001
	-----------	-----------	-----------	-----------

Diluted Shares	173,240	174,123	173,488	173,018
	========	========	========	========

Net Earnings, Excluding Certain
Non-recurring Items	$ 72,881	$ 63,775	$ 106,815	$ 72,088
	--------------	--------------	--------------	--------------

Diluted Earnings Per Share, Excluding
Certain Non-recurring Items	$ 0.42	$ 0.37	$ 0.62	$ 0.42
	========	========	========	========

After Tax Impact of:
OFT Charge	$ (7,566)	-	$ (7,566)	-

Infogrames Write-down	(3,159)	-	(31,747)	-

Interest on Tax Refund	-	-	7,556	-

Argentina Losses	-	(11,290)	-	(11,290)

Accounting Changes	-	-	(245,732)	(1,066)
	--------------	--------------	--------------	--------------

Net Earnings (Loss), GAAP	$ 62,156	$ 52,485	$(170,674)	$ 59,732
	--------------	--------------	--------------	--------------

Diluted Earnings (Loss) Per Share, GAAP	$ 0.36	$ 0.30	$ (0.98)	$ 0.35
	========	========	========	========

Amortization Impact	-	$ 16,219	-	$ 45,013
	--------------	--------------	--------------	--------------

Net Earnings (Loss), Adjusted for
Amortization Impact	$ 62,156	$ 68,704	$(170,674)	$ 104,745
	========	========	========	========

Diluted Earnings (Loss) Per Share,
Adjusted for Amortization Impact	$ 0.36	$ 0.39	$ (0.98)	$ 0.61
	========	========	========	========

HASBRO, INC.
Major Segment Results

	Quarter Ended			Year Ended

(Thousands of Dollars)	Dec. 29, 2002	Dec. 30, 2001	% Change	Dec. 29, 2002	Dec. 30, 2001	% Change
	-----------	-----------	-----------	-----------	-----------	-----------
U.S. Toys
External Revenues	$ 288,837	$ 283,232	2%	$ 996,496	$ 935,530	7%
Operating Profit	9,379	12,434	(25)%	75,664	15,808	379%

Games
External Revenues	269,023	252,777	6%	739,782	801,467	(8)%
Operating Profit	56,202	53,918	4%	124,523	156,089	(20)%

International
External Revenues	391,966	401,250	(2)%	970,825	996,266	(3)%
Operating Profit
(excluding OFT charge)	49,194	48,135	2%	12,743	28,658	(56)%